As filed with the Securities and Exchange Commission on May 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

FELCOR LODGING TRUST INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	75-2541756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

545 E. John Carpenter Frwy., Suite 1300
Irving, Texas	75062
(Address of Principal Executive Offices)	(Zip Code)

FELCOR LODGING TRUST INCORPORATED

2005 Restricted Stock and Stock Option Plan

(Full title of the plan)

__________________________________

Jonathan H. Yellen
Executive Vice President and General Counsel
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

(Name and address of agent for service)

(972) 444-4900

(Telephone number, including area code, of agent for service)

__________________________________

Copy to:

Robert W. Dockery

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

__________________________________

   ** Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (1)(2)(3)	Amount of registration fee
Common Stock, par value $0.01 per share	1,800,000	$15.38	$27,684,000	$1,088

(1)   Represents additional shares of common stock, $0.01 par value per share, reserved for issuance under the FelCor Lodging Trust Incorporated 2005 Restricted Stock and Stock Option Plan, pursuant to the plan as amended effective May 21, 2008. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock issuable pursuant to awards or the exercise of options to be granted under the 2005 Restricted Stock and Stock Option Plan to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the common stock.

(2)   Estimated solely for the purpose of computing the registration fee.

(3)   Calculated pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933. Accordingly, the price per share of common stock offered hereunder pursuant to the 2005 Restricted Stock and Stock Option Plan is based upon 1,800,000 shares of common stock reserved for issuance under the 2005 Restricted Stock and Stock Option Plan at a price per share of $15.38, which is the average of the highest and lowest price per share of common stock reported on the New York Stock Exchange on May 19, 2008; which is a date within five business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 (the “Registration Statement”) registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the FelCor Lodging Trust Incorporated 2005 Restricted Stock and Stock Option Plan is effective. In accordance with General Instruction E to Form S-8, FelCor Lodging Trust Incorporated (the “Registrant” or the "Company") incorporates by reference the contents of the Company’s registration statement on Form S-8, File No. 333-126230, filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2005.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 6.     Indemnification of Directors and Officers.

     The charter of the Company, generally, limits the liability of the Company’s directors and officers to the Company and its shareholders for money damages to the fullest extent permitted, from time to time, by the laws of the State of Maryland. The Maryland General Corporation Law, or MGCL, authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its shareholders for money damages, except to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received or to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company’s charter also provides, generally, for the indemnification of, and advance of expense on behalf of, directors and officers, among others, to the fullest extent permitted by Maryland law. The MGCL authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the person is adjudicated to be liable to the corporation), in which they are made parties by reason of being, or having been, directors or officers, unless it is proved that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation’s charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding. The Company’s charter does not limit the extent of this indemnity.

An indemnification agreement has been entered into between the Company and (1) each of the directors of the Company; and (2) each Executive Vice President and certain Senior Vice Presidents of the Company (each, an “Indemnitee”). The rights of an Indemnitee under the Indemnification Agreement complement any rights the Indemnitee may already have under FelCor’s charter or bylaws, under Maryland law or otherwise. The Indemnification Agreement requires the Company to indemnify and advance expenses and costs incurred by the Indemnitee in connection with any claims, suits or proceedings arising as a result of the Indemnitee’s service as an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

     The Company may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. The MGCL authorizes Maryland corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assessed against, and incurred, by persons in that capacity or arising out of that person’s position, whether or not the corporation would have the power to indemnify against liability under the MGCL. The Company’s charter does not limit this authority to obtain insurance.

Item 8.     Exhibits.

     The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K.

Exhibit Number		Description of Exhibit
4.1

Articles of Amendment and Restatement dated June 22, 1995, amending and restating the Charter of FelCor Lodging Trust Incorporated (“FelCor”), as amended or supplemented by Articles of Merger dated June 23, 1995, Articles Supplementary dated April 30, 1996, Articles of Amendment dated August 8, 1996, Articles of Amendment dated June 16, 1997, Articles of Amendment dated October 30, 1997, Articles Supplementary filed May 6, 1998, Articles of Merger and Articles of Amendment dated July 27, 1998, Certificate of Correction dated March 11, 1999, Certificate of Correction to the Articles of Merger between FelCor and Bristol Hotel Company, dated August 30, 1999, Articles Supplementary, dated April 1, 2002, Certificate of Correction, dated March 29, 2004, to Articles Supplementary filed May 2, 1996, Articles Supplementary filed April 2, 2004, Articles Supplementary filed August 20, 2004, Articles Supplementary filed April 6, 2005, and Articles Supplementary filed August 29, 2005 (filed as Exhibit 4.1 to FelCor’s Registration Statement on Form S-3 (Registration No. 333-128862) and incorporated herein by reference).

4.2		Amended and Restated Bylaws of FelCor Lodging Trust Incorporated (filed as Exhibit 4.2 to FelCor’s Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).

4.4	*	FelCor Lodging Trust Incorporated 2005 Restricted Stock and Stock Option Plan (including amendments).

5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 hereto).

23.2	*	Consent of PricewaterhouseCoopers LLP.

24.1		Powers of Attorney (included with signature page of this Registration Statement).

* Filed herewith.

Item 9.          Undertakings.

     (a)     The undersigned registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on May 20, 2008.

FELCOR LODGING TRUST INCORPORATED
a Maryland corporation
By:

/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President and General Counsel

S-1

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Richard A. Smith and Jonathan H. Yellen, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this registration statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Thomas J. Corcoran, Jr.	Chairman of the Board and Director	May 20, 2008
Thomas J. Corcoran, Jr.

/s/ Richard A. Smith	President, Chief Executive Officer and Director	May 20, 2008
Richard A. Smith

/s/ Andrew J. Welch	Executive Vice President and Chief Financial Officer	May 20, 2008
Andrew J. Welch

/s/ Lester C. Johnson	Senior Vice President and Chief Accounting Officer	May 20, 2008
Lester C. Johnson

/s/ Melinda J. Bush	Director	May 20, 2008
Melinda J. Bush

/s/ Robert F. Cotter	Director	May 20, 2008
Robert F. Cotter

/s/ Richard S. Ellwood	Director	May 20, 2008
Richard S. Ellwood

/s/ Thomas C. Hendrick	Director	May 20, 2008
Thomas C. Hendrick

/s/ Charles A. Ledsinger, Jr.	Director	May 20, 2008
Charles A. Ledsinger, Jr.

/s/ Robert H. Lutz, Jr.	Director	May 20, 2008
Robert H. Lutz, Jr.

/s/ Robert A. Mathewson	Director	May 20, 2008
Robert A. Mathewson

/s/ Mark D. Rozells	Director	May 20, 2008
Mark D. Rozells

S-2

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit
4.1

Articles of Amendment and Restatement dated June 22, 1995, amending and restating the Charter of FelCor Lodging Trust Incorporated (“FelCor”), as amended or supplemented by Articles of Merger dated June 23, 1995, Articles Supplementary dated April 30, 1996, Articles of Amendment dated August 8, 1996, Articles of Amendment dated June 16, 1997, Articles of Amendment dated October 30, 1997, Articles Supplementary filed May 6, 1998, Articles of Merger and Articles of Amendment dated July 27, 1998, Certificate of Correction dated March 11, 1999, Certificate of Correction to the Articles of Merger between FelCor and Bristol Hotel Company, dated August 30, 1999, Articles Supplementary, dated April 1, 2002, Certificate of Correction, dated March 29, 2004, to Articles Supplementary filed May 2, 1996, Articles Supplementary filed April 2, 2004, Articles Supplementary filed August 20, 2004, Articles Supplementary filed April 6, 2005, and Articles Supplementary filed August 29, 2005 (filed as Exhibit 4.1 to FelCor’s Registration Statement on Form S-3 (Registration No. 333-128862) and incorporated herein by reference).

4.2		Amended and Restated Bylaws of FelCor Lodging Trust Incorporated (filed as Exhibit 4.2 to FelCor’s Form 10-Q for the quarter ended March 31, 2007, and incorporated herein by reference).
4.4	*	FelCor Lodging Trust Incorporated 2005 Restricted Stock and Stock Option Plan (including amendments).
5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
23.1		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 hereto).
23.2	*	Consent of PricewaterhouseCoopers LLP.
24.1		Powers of Attorney (included with signature page of this Registration Statement).

* Filed herewith.

Exhibit Index